Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of June 30, 2007

Wessex House, 4th Floor 45 Reid Street Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax
PRESS RELEASE	CONTACT:
NASDAQ Symbol ACGL	John D. Vollaro
For Immediate Release	Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2007 SECOND QUARTER RESULTS

HAMILTON, BERMUDA, July 25, 2007 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2007 second quarter was $199.4 million, or $2.65 per share, compared to $137.8 million, or $1.81 per share, for the 2006 second quarter, and $397.9 million, or $5.24 per share, for the six months ended June 30, 2007, compared to $267.5 million, or $3.52 per share, for the 2006 period. The Company also reported after-tax operating income available to common shareholders of $209.0 million, or $2.78 per share, for the 2007 second quarter, compared to $171.0 million, or $2.24 per share, for the 2006 second quarter, and $416.4 million, or $5.48 per share, for the six months ended June 30, 2007, compared to $314.1 million, or $4.13 per share, for the 2006 period. The Company’s after-tax operating income available to common shareholders represented a 24.5% annualized return on average common equity for the 2007 second quarter, compared to 26.1% for the 2006 second quarter, and 25.1% for the six months ended June 30, 2007, compared to 24.3% for the 2006 period. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. See page 6 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s book value per common share, including the effects of share repurchases, increased to $47.41 at June 30, 2007 from $43.97 per share at December 31, 2006. Gross and net premiums written for the 2007 second quarter were $1.10 billion and $757.9 million, respectively, compared to $1.14 billion and $794.6 million, respectively, for the 2006 second quarter, and $2.31 billion and $1.63 billion, respectively, for the six months ended June 30, 2007, compared to $2.30 billion and $1.67 billion, respectively, for the 2006 period. The Company’s combined ratio was 84.1% for the 2007 second quarter, compared to 86.3% for the 2006 second quarter, and 83.9% for the six months ended June 30, 2007, compared to 87.2% for the 2006 period. All per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company’s underwriting results:

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2007	2006	2007	2006
Gross premiums written	$1,102,210	$1,136,274	$2,312,824	$2,304,088
Net premiums written	757,895	794,558	1,629,640	1,668,277
Net premiums earned	751,412	797,450	1,496,905	1,559,051
Underwriting income	120,295	112,214	244,893	202,442

Combined ratio	84.1%	86.3%	83.9%	87.2%

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands, except per share data)	2007	2006	2007	2006
After-tax operating income available to common shareholders	$209,002	$171,036	$416,374	$314,117
Net realized losses, net of tax	(2,791)	(31,458)	(2,005)	(34,370)
Net foreign exchange losses, net of tax	(6,817)	(1,730)	(16,424)	(12,276)
Net income available to common shareholders	$199,394	$137,848	$397,945	$267,471

Diluted per common share results:
After-tax operating income available to common shareholders	$2.78	$2.24	$5.48	$4.13
Net realized losses, net of tax	(0.04)	(0.41)	(0.03)	(0.45)
Net foreign exchange losses, net of tax	(0.09)	(0.02)	(0.21)	(0.16)
Net income available to common shareholders	$2.65	$1.81	$5.24	$3.52

Weighted average common shares and common share equivalents outstanding — diluted	75,254,846	76,155,438	75,947,858	76,014,819

The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 56.6% and an underwriting expense ratio of 27.5% for the 2007 second quarter, compared to a loss ratio of 58.0% and an underwriting expense ratio of 28.3% for the 2006 second quarter. The combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 56.5% and an underwriting expense ratio of 27.4% for the six months ended June 30, 2007, compared to a loss ratio of 59.7% and an underwriting expense ratio of 27.5% for the 2006 period. The loss ratio of 56.6% for the 2007 second quarter was comprised of 34.4 points of paid losses, 7.6 points related to reserves for reported losses and 14.6 points related to incurred but not reported reserves.

In establishing the reserves for losses and loss adjustment expenses, the Company has made various assumptions relating to the pricing of its reinsurance contracts and insurance policies and also has considered available historical industry experience and current industry conditions. The Company’s reserving method to date has been, to a large extent, the expected loss method, which is commonly applied when limited loss experience exists. Any estimates and assumptions made as part of the reserving process could prove to be inaccurate due to several factors, including the fact that limited historical information has been reported to the Company through June 30, 2007.

For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

Consolidated cash flow provided by operating activities for the 2007 second quarter was $273.9 million, compared to $400.0 million for the 2006 second quarter, and $677.0 million for the six months ended June 30, 2007, compared to $823.2 million for the 2006 period. The lower level of operating cash flows in the 2007 periods primarily resulted from a higher level of payments by the Company’s reinsurance operations to Flatiron Re Ltd. and an increase in paid losses as the Company’s insurance and reinsurance loss reserves have continued to mature.

Net investment income was $117.3 million for the 2007 second quarter, compared to $90.5 million for the 2006 second quarter, and $230.0 million for the six months ended June 30, 2007, compared to $170.8 million for the 2006 period. The increase in net investment income in the 2007 periods primarily resulted from a higher level of average invested assets and an increase in the pre-tax investment income yield to 4.99% for the 2007 second quarter, compared to 4.53% for the 2006 second quarter, and 4.97% for the six months ended June 30, 2007, compared to 4.44% for the 2006 period. The Company’s investment portfolio, which mainly consists of high quality fixed income securities, had an average Standard & Poor’s quality rating of “AA+” at June 30, 2007, compared to “AAA” at December 31, 2006. The average effective duration of the Company’s investment portfolio was 3.3 years at June 30, 2007, compared to 3.2 years at December 31, 2006.

For the 2007 second quarter, the effective tax rates on income before income taxes and pre-tax operating income were 2.8% and 3.0%, respectively, compared to 9.1% and 7.6%, respectively, for the 2006 second quarter. For the six months ended June 30, 2007, the effective tax rates on income before income taxes and pre-tax operating income were 3.4% and 3.8%, respectively, compared to 8.6% and 7.5%, respectively, for the 2006 period. The reduction in the effective tax rate on pre-tax operating income available to common shareholders in the 2007 periods, compared to the 2006 periods, primarily resulted from a change in the relative mix of income reported by jurisdiction. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company’s quarterly tax provision is adjusted to reflect changes in its expected annual effective tax rates, if any. As noted above, during the 2007 second quarter, the Company reduced its estimated annual effective tax rate on pre-tax operating income. The impact of applying the lower effective tax rate on pre-tax operating income for the 2007 first quarter increased the Company’s after-tax results for the 2007 second quarter by $2.2 million, or $0.03 per share. The Company currently expects that its annual effective tax rate on pre-tax operating income available to common shareholders for 2007 will be in the range of 3.0% to 5.0%.

Net foreign exchange losses for the 2007 second quarter of $6.5 million consisted of net unrealized losses of $5.9 million and net realized losses of $0.6 million, compared to net foreign exchange losses for the 2006 second quarter of $1.1 million, which consisted of net unrealized losses of $0.1 million and net realized losses of $1.0 million. Net foreign exchange losses for the six months ended June 30, 2007 of $16.2 million consisted of net unrealized losses of $23.1 million and net realized gains of $6.9 million, compared to net foreign exchange losses for the 2006 period of $11.4 million, which consisted of net unrealized losses of $8.0 million and net realized losses of $3.4 million. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. The Company holds investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the statement of income.

Diluted weighted average common shares and common share equivalents outstanding, used in the calculation of after-tax operating income and net income per common share, were 75.3 million in the 2007 second quarter, compared to 76.2 million in the 2006 second quarter, and 75.9 million for the six months ended June 30, 2007, compared to 76.0 million in the 2006 period. The lower level of weighted average shares outstanding in the 2007 periods was primarily due to the weighted average impact of share repurchases as discussed below, partially offset by increases in the dilutive effects of stock options and nonvested restricted stock calculated using the treasury stock method and the exercise of stock options. Under the treasury stock method, the dilutive impact of options and nonvested stock on diluted weighted average shares outstanding increases as the market price of the Company’s common shares increases.

On February 28, 2007, ACGL’s Board of Directors authorized the investment of up to $1 billion in ACGL’s common shares through a share repurchase program. Repurchases under the program may be effected from time to time in open market or privately negotiated transactions through February 2009. Through June 30, 2007, ACGL repurchased 3.6 million common shares under the share repurchase program for an aggregate purchase price of $255.0 million. As a result of share repurchase transactions, book value per common share was reduced by $1.10 per share at June 30, 2007 and weighted average shares outstanding for the 2007 second quarter and six months ended June 30, 2007 were reduced by 1.8 million and 1.0 million shares, respectively. The timing and amount of the repurchase transactions under this program will depend on a variety of factors, including market conditions and corporate and regulatory considerations.

At June 30, 2007, the Company’s capital of $4.0 billion consisted of $300.0 million of senior notes, representing 7.5% of the total, $325.0 million of preferred shares, representing 8.1% of the total, and common shareholders’ equity of $3.38 billion, representing the balance. The increase in the Company’s capital during 2007 of $113.4 million was primarily attributable to operating income for 2007, partially offset by $255.0 million of share repurchases during the period and an after-tax decrease in the fair value of the Company’s investment portfolio. The decrease in the fair value of the investment portfolio was primarily due to an increase in the level of interest rates in the 2007 second quarter.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Thursday, July 26, 2007. A live webcast of this call will be available via the Media-Earnings Webcasts section of the Company’s website at http://www.archcapgroup.bm and will be archived on the website from 1:00 p.m. Eastern Time on July 26 through midnight Eastern Time on August 26, 2007. A telephone replay of the conference call also will be available beginning on July 26 at 1:00 p.m. Eastern Time until August 2 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 34806733), and international callers should dial 617-801-6888 (passcode 34806733).

Arch Capital Group Ltd., a Bermuda-based company with over $4.0 billion in capital at June 30, 2007, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates and foreign currency exchange rates) and conditions specific to the reinsurance and insurance markets in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        the Company’s ability to successfully integrate, establish and maintain operating procedures (including the implementation of improved computerized systems and programs to replace and support manual systems) to effectively support its underwriting initiatives and to develop accurate actuarial data, especially in light of the rapid growth of its business;

•                        the loss of key personnel;

•                        the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since limited historical information has been reported to the Company through June 30, 2007;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company’s periodic reports filed with the SEC;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies; and

•                        statutory or regulatory developments, including as to tax policy and matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers.

In addition, other general factors could affect the Company’s results, including developments in the world’s financial and capital markets and its access to such markets.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic, and, under applicable GAAP accounting, losses on the Company’s investments can be realized as the result of other-than-temporary declines in value without actual realization. Due to these reasons, the Company excludes net realized gains or losses and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Selected Information on Losses and Loss Adjustment Expenses

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2007	2006	2007	2006

Components of losses and loss adjustment expenses
Paid losses and loss adjustment expenses	$258,505	$260,175	$532,873	$481,229
Increase in unpaid losses and loss adjustment expenses	167,158	202,080	312,851	449,204
Total losses and loss adjustment expenses	$425,663	$462,255	$845,724	$930,433

Estimated net (favorable) adverse development in
prior year loss reserves, net of related adjustments
Insurance	$3,922	$(14,805)	$6,848	$(6,883)
Reinsurance	(36,076)	(3,317)	(82,303)	(4,827)
Total	$(32,154)	$(18,122)	$(75,455)	$(11,710)

Impact on combined ratio:
Insurance	0.9%	(3.8)%	0.8%	(0.9)%
Reinsurance	(11.3)%	(0.8)%	(12.7)%	(0.6)%
Total	(4.3)%	(2.3)%	(5.0)%	(0.8)%

Estimated net losses incurred from current period
catastrophic events (1)
Insurance	—	—	—	—
Reinsurance	$12,100	$11,352	$27,858	$27,628
Total	$12,100	$11,352	$27,858	$27,628

Impact on loss ratio:
Insurance	—	—	—	—
Reinsurance	3.8%	2.8%	4.3%	3.5%
Total	1.6%	1.4%	1.9%	1.8%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda operations and (ii) all catastrophe losses incurred by its U.S. operations.

Annualized Operating Return on Average Common Equity

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2007	2006	2007	2006

After-tax operating income available to common shareholders	$209,002	$171,036	$416,374	$314,117
Annualized operating income available to common shareholders	836,008	684,144	832,748	628,234

Beginning common shareholders’ equity	3,458,348	2,549,554	3,265,619	2,480,527
Ending common shareholders’ equity	3,379,067	2,690,780	3,379,067	2,690,780
Average common shareholders’ equity	3,418,708	2,620,167	3,322,343	2,585,654
Annualized operating return on average common equity	24.5%	26.1%	25.1%	24.3%

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Investment Information

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(U.S. dollars in thousands)	2007	2006	2007	2006
Net investment income	$117,299	$90,503	$229,988	$170,829

Pre-tax investment income yield (at amortized cost)	4.99%	4.53%	4.97%	4.44%
After-tax investment income yield (at amortized cost)	4.84%	4.36%	4.81%	4.27%

Cash flow from operations	$273,872	$399,976	$677,003	$823,154

	(Unaudited)
	June 30,	December 31,
	2007	2006

Investable assets:
Total cash and investments (1)	$9,830,698	$9,319,148
Securities transactions entered into but not settled at the balance sheet date	(379,670)	(227,941)
Investable assets	$9,451,028	$9,091,207

Fixed income portfolio (1):
Average effective duration (in years)	3.3	3.2
Average credit quality (Standard & Poors)	AA+	AAA
Imbedded book yield (2)	5.03%	4.97%

(1)             Includes fixed maturities pledged under securities lending agreements and excludes short-term investment of funds received under securities lending agreements.

(2)             Before investment expenses.

Book Value Per Common Share and Share Repurchases

	(Unaudited)
	June 30,	December 31,
(U.S.dollars in thousands, except share data)	2007	2006

Calculation of book value per common share:
Total shareholders’ equity	$3,704,067	$3,590,619
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	3,379,067	3,265,619
Common shares outstanding (1)	71,273,285	74,270,466
Book value per common share	$47.41	$43.97

Effect of share repurchases during year-to-date period:
Aggregate market price of shares repurchased	$254,973
Shares repurchased	3,638,642
Average market price per share repurchased	$70.07

Estimated dilutive impact on ending book value per common share (2)	$(1.10)

(1)        Excludes the effects of 5,641,834 and 5,669,994 stock options and 118,537 and 91,514 restricted stock units outstanding at
June 30, 2007 and December 31, 2006, respectively.

(2)        As the average price per share repurchased during the period exceeded the book value per common share at June 30, 2007, the repurchase of shares during the period reduced book value per common share.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues
Net premiums written	$757,895	$794,558	$1,629,640	$1,668,277
(Increase) decrease in unearned premiums	(6,483)	2,892	(132,735)	(109,226)
Net premiums earned	751,412	797,450	1,496,905	1,559,051
Net investment income	117,299	90,503	229,988	170,829
Net realized losses	(3,757)	(32,202)	(4,738)	(35,585)
Fee income	2,091	3,468	4,060	5,273
Other income	265	—	869	—
Total revenues	867,310	859,219	1,727,084	1,699,568

Expenses
Losses and loss adjustment expenses	425,663	462,255	845,724	930,433
Acquisition expenses	117,277	148,581	237,405	278,253
Other operating expenses	100,505	84,367	191,318	167,344
Interest expense	5,523	5,651	11,046	11,206
Net foreign exchange losses	6,450	1,146	16,192	11,399
Total expenses	655,418	702,000	1,301,685	1,398,635

Income before income taxes	211,892	157,219	425,399	300,933

Income tax expense	6,037	14,332	14,532	25,756

Net income	205,855	142,887	410,867	275,177

Preferred dividends	6,461	5,039	12,922	7,706

Net income available to common shareholders	$199,394	$137,848	$397,945	$267,471

Net income per common share
Basic	$2.75	$1.88	$5.44	$3.66
Diluted	$2.65	$1.81	$5.24	$3.52
Weighted average common shares and common share
equivalents outstanding
Basic	72,494,823	73,188,101	73,209,439	73,044,473
Diluted	75,254,846	76,155,438	75,947,858	76,014,819

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	June 30,	December 31,
	2007	2006
Assets
Investments and cash:
Fixed maturities available for sale, at fair value (amortized cost: 2007, $6,972,705; 2006, $6,858,970)	$6,923,478	$6,876,548
Short-term investments available for sale, at fair value (amortized cost: 2007, $1,110,053; 2006, $956,926)	1,114,485	957,698
Short-term investment of funds received under securities lending agreements, at fair value	1,114,959	891,376
Other investments (cost: 2007, $429,486; 2006, $282,923)	461,835	307,082
Cash	245,143	317,017
Total investments and cash	9,859,900	9,349,721

Accrued investment income	71,064	68,440
Fixed maturities and short-term investments pledged under securities lending agreements, at fair value	1,085,757	860,803
Premiums receivable	1,041,921	749,961
Funds held by reinsureds	79,335	82,385
Unpaid losses and loss adjustment expenses recoverable	1,545,820	1,552,157
Paid losses and loss adjustment expenses recoverable	131,441	122,149
Prepaid reinsurance premiums	544,137	470,138
Deferred income tax assets, net	70,688	63,606
Deferred acquisition costs, net	309,651	290,999
Receivable for securities sold	54,954	190,168
Other assets	499,100	511,940
Total Assets	$15,293,768	$14,312,467

Liabilities
Reserve for losses and loss adjustment expenses	$6,782,433	$6,463,041
Unearned premiums	2,001,736	1,791,922
Reinsurance balances payable	382,488	301,679
Senior notes	300,000	300,000
Deposit accounting liabilities	43,559	45,107
Securities lending collateral	1,114,959	891,376
Payable for securities purchased	434,624	418,109
Other liabilities	529,902	510,614
Total Liabilities	11,589,701	10,721,848

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares ($0.01 par value, 50,000,000 shares authorized)
- Series A (issued: 2007 and 2006, 8,000,000)	80	80
- Series B (issued: 2007 and 2006, 5,000,000)	50	50
Common shares ($0.01 par value, 200,000,000 shares authorized, issued: 2007, 71,273,285; 2006, 74,270,466)	713	743
Additional paid-in capital	1,716,295	1,944,304
Retained earnings	1,993,963	1,596,018
Accumulated other comprehensive income (loss), net of deferred income tax	(7,034)	49,424
Total Shareholders’ Equity	3,704,067	3,590,619
Total Liabilities and Shareholders’ Equity	$15,293,768	$14,312,467

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

 (U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2007	2006
Non-Cumulative Preferred Shares
Balance at beginning of period	$130	$—
Preferred shares issued	—	130
Balance at end of period	130	130

Common Shares
Balance at beginning of year	743	733
Common shares issued, net	6	6
Purchases of common shares under share repurchase program	(36)	—
Balance at end of period	713	739

Additional Paid-in Capital
Balance at beginning of year	1,944,304	1,595,440
Cumulative effect of change in accounting for unearned stock grant compensation	—	(9,646)
Series A non-cumulative preferred shares issued	—	193,388
Series B non-cumulative preferred shares issued	—	120,866
Common shares issued	405	410
Exercise of stock options	13,373	15,572
Common shares retired	(257,162)	(658)
Amortization of share-based compensation	14,457	7,510
Other	918	274
Balance at end of period	1,716,295	1,923,156

Deferred Compensation Under Share Award Plan
Balance at beginning of year	—	(9,646)
Cumulative effect of change in accounting for unearned stock grant compensation	—	9,646
Balance at end of period	—	—

Retained Earnings
Balance at beginning of year	1,593,907	901,348
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	2,111	—
Balance at beginning of year, as adjusted	1,596,018	901,348
Dividends declared on preferred shares	(12,922)	(7,706)
Net income	410,867	275,177
Balance at end of period	1,993,963	1,168,819

Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	51,535	(7,348)
Adjustment to adopt SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140”	(2,111)	—
Balance at beginning of year, as adjusted	49,424	(7,348)
Change in unrealized appreciation (decline) in value of investments, net of deferred income tax	(67,513)	(64,272)
Foreign currency translation adjustments, net of deferred income tax	11,055	(5,444)
Balance at end of period	(7,034)	(77,064)
Total Shareholders’ Equity	$3,704,067	$3,015,780

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

 (U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2007	2006
Comprehensive Income
Net income	$410,867	$275,177
Other comprehensive loss, net of deferred income tax
Unrealized decline in value of investments:
Unrealized holding losses arising during period	(72,486)	(97,560)
Reclassification of net realized losses, net of income taxes, included in net income	4,973	33,288
Foreign currency translation adjustments	11,055	(5,444)
Other comprehensive loss	(56,458)	(69,716)
Comprehensive Income	$354,409	$205,461

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in thousands)

	(Unaudited)
	Six Months Ended
	June 30,
	2007	2006

Operating Activities
Net income	$410,867	$275,177
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses	4,854	35,673
Other income	(869)	—
Share-based compensation	14,457	7,510
Changes in:
Reserve for losses and loss adjustment expenses, net of unpaid losses and loss adjustment expenses recoverable	324,793	473,996
Unearned premiums, net of prepaid reinsurance premiums	135,525	117,298
Premiums receivable	(290,437)	(224,498)
Deferred acquisition costs, net	(18,702)	(5,971)
Funds held by reinsureds	3,050	82,879
Reinsurance balances payable	79,254	105,193
Deferred income tax assets, net	(3,757)	(5,555)
Other liabilities	1,737	18,331
Other items, net	16,231	(56,879)
Net Cash Provided By Operating Activities	677,003	823,154

Investing Activities
Purchases of fixed maturity investments	(8,933,304)	(8,196,081)
Proceeds from sales of fixed maturity investments	8,407,340	7,440,922
Proceeds from redemptions and maturities of fixed maturity investments	305,847	96,360
Purchases of other investments	(185,357)	(63,813)
Proceeds from sales of other investments	62,309	6,062
Net purchases of short-term investments	(141,217)	(279,297)
Change in securities lending collateral	(223,583)	131,153
Purchases of furniture, equipment and other	(8,998)	(8,679)
Net Cash Used For Investing Activities	(716,963)	(873,373)

Financing Activities
Purchases of common shares under share repurchase program	(254,973)	—
Proceeds from common shares issued, net	7,427	11,212
Proceeds from preferred shares issued, net of issuance costs	—	314,538
Change in securities lending collateral	223,583	(131,153)
Excess tax benefits from share-based compensation	3,965	3,143
Preferred dividends paid	(12,922)	(4,622)
Net Cash Provided By Financing Activities	(32,920)	193,118
Effects of exchange rate changes on foreign currency cash	1,006	997
(Decrease) increase in cash	(71,874)	143,896
Cash beginning of year	317,017	222,477
Cash end of period	$245,143	$366,373
Income taxes paid, net	$1,881	$32,407
Interest paid	$11,025	$11,067

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SEGMENT INFORMATION

The Company classifies its businesses into two underwriting segments—insurance and reinsurance—and a corporate and other segment (non-underwriting). The Company’s insurance and reinsurance operating segments each have segment managers who are responsible for the overall profitability of their respective segments and who are directly accountable to the Company’s chief operating decision makers, the President and Chief Executive Officer of ACGL and the Chief Financial Officer of ACGL. The chief operating decision makers do not assess performance, measure return on equity or make resource allocation decisions on a line of business basis. The Company determined its reportable operating segments using the management approach described in SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.”

Management measures segment performance based on underwriting income or loss. The Company does not manage its assets by segment and, accordingly, investment income is not allocated to each underwriting segment. In addition, other revenue and expense items are not evaluated by segment. The accounting policies of the segments are the same as those used for the preparation of the Company’s consolidated financial statements. Inter-segment insurance business is allocated to the segment accountable for the underwriting results.

The insurance segment consists of the Company’s insurance underwriting subsidiaries which primarily write on both an admitted and non-admitted basis. The insurance segment consists of eight specialty product lines, including: casualty; construction, surety and national accounts; executive assurance; healthcare; professional liability; programs; property, marine and aviation; and other (consisting of collateral protection business and excess workers’ compensation and employers’ liability business produced by Wexford).

The reinsurance segment consists of the Company’s reinsurance underwriting subsidiaries. The reinsurance segment generally seeks to write significant lines on specialty property and casualty reinsurance treaties. Classes of business include: casualty; marine and aviation; other specialty; property catastrophe; property excluding property catastrophe (losses on a single risk, both excess of loss and pro rata); and other (consisting of non-traditional and casualty clash business).

The corporate and other segment (non-underwriting) includes net investment income, other fee income, net of related expenses, other income (loss), other expenses incurred by the Company, interest expense, net realized gains or losses, net foreign exchange gains or losses and income taxes. In addition, results for the corporate and other segment included dividends on the Company’s non-cumulative preferred shares.

The following tables set forth underwriting income or loss by segment, together with a reconciliation of underwriting income to net income available to common shareholders:

	(Unaudited)
	Three Months Ended
	June 30, 2007
(U.S. dollars in thousands)	Insurance	Reinsurance	Total
Gross premiums written (1)	$684,725	$427,348	$1,102,210
Net premiums written	451,828	306,067	757,895

Net premiums earned	$432,560	$318,852	$751,412
Fee income	1,276	815	2,091
Losses and loss adjustment expenses	(272,658)	(153,005)	(425,663)
Acquisition expenses, net	(47,532)	(69,745)	(117,277)
Other operating expenses	(70,269)	(19,999)	(90,268)
Underwriting income	$43,377	$76,918	120,295

Net investment income			117,299
Net realized losses			(3,757)
Other income			265
Other expenses			(10,237)
Interest expense			(5,523)
Net foreign exchange losses			(6,450)
Income before income taxes			211,892
Income tax expense			(6,037)

Net income			205,855
Preferred dividends			(6,461)
Net income available to common shareholders			$199,394

Underwriting Ratios
Loss ratio	63.0%	48.0%	56.6%
Acquisition expense ratio (2)	10.8%	21.9%	15.5%
Other operating expense ratio	16.2%	6.3%	12.0%
Combined ratio	90.0%	76.2%	84.1%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited)
	Three Months Ended
	June 30, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total
Gross premiums written (1)	$647,817	$499,241	$1,136,274
Net premiums written	409,302	385,256	794,558

Net premiums earned	$385,877	$411,573	$797,450
Fee income	1,253	2,215	3,468
Losses and loss adjustment expenses	(251,172)	(211,083)	(462,255)
Acquisition expenses, net	(41,275)	(107,306)	(148,581)
Other operating expenses	(63,689)	(14,179)	(77,868)
Underwriting income	$30,994	$81,220	112,214

Net investment income			90,503
Net realized losses			(32,202)
Other income			—
Other expenses			(6,499)
Interest expense			(5,651)
Net foreign exchange losses			(1,146)
Income before income taxes			157,219
Income tax expense			(14,332)

Net income			142,887
Preferred dividends			(5,039)
Net income available to common shareholders			$137,848

Underwriting Ratios
Loss ratio	65.1%	51.3%	58.0%
Acquisition expense ratio (2)	10.5%	26.1%	18.5%
Other operating expense ratio	16.5%	3.4%	9.8%
Combined ratio	92.1%	80.8%	86.3%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited)
	Six Months Ended
	June 30, 2007
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$1,345,935	$986,002	$2,312,824
Net premiums written	880,172	749,468	1,629,640

Net premiums earned	$846,407	$650,498	$1,496,905
Fee income	2,701	1,359	4,060
Losses and loss adjustment expenses	(531,980)	(313,744)	(845,724)
Acquisition expenses, net	(94,227)	(143,178)	(237,405)
Other operating expenses	(139,163)	(33,780)	(172,943)
Underwriting income	$83,738	$161,155	244,893

Net investment income			229,988
Net realized losses			(4,738)
Other income			869
Other expenses			(18,375)
Interest expense			(11,046)
Net foreign exchange losses			(16,192)
Income before income taxes			425,399
Income tax expense			(14,532)

Net income			410,867
Preferred dividends			(12,922)
Net income available to common shareholders			$397,945

Underwriting Ratios
Loss ratio	62.9%	48.2%	56.5%
Acquisition expense ratio (2)	10.9%	22.0%	15.8%
Other operating expense ratio	16.4%	5.2%	11.6%
Combined ratio	90.2%	75.4%	83.9%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

	(Unaudited)
	Six Months Ended
	June 30, 2006
(U.S. dollars in thousands)	Insurance	Reinsurance	Total

Gross premiums written (1)	$1,263,301	$1,063,909	$2,304,088
Net premiums written	806,556	861,721	1,668,277

Net premiums earned	$766,131	$792,920	$1,559,051
Fee income	2,657	2,616	5,273
Losses and loss adjustment expenses	(499,174)	(431,259)	(930,433)
Acquisition expenses, net	(79,160)	(199,093)	(278,253)
Other operating expenses	(125,765)	(27,431)	(153,196)
Underwriting income	$64,689	$137,753	202,442

Net investment income			170,829
Net realized losses			(35,585)
Other income			—
Other expenses			(14,148)
Interest expense			(11,206)
Net foreign exchange losses			(11,399)
Income before income taxes			300,933
Income tax expense			(25,756)

Net income			275,177
Preferred dividends			(7,706)
Net income available to common shareholders			$267,471

Underwriting Ratios
Loss ratio	65.2%	54.4%	59.7%
Acquisition expense ratio (2)	10.1%	25.1%	17.7%
Other operating expense ratio	16.4%	3.5%	9.8%
Combined ratio	91.7%	83.0%	87.2%

(1)          Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.

(2)          The acquisition expense ratio is adjusted to include certain fee income.

The following table sets forth the insurance segment’s net premiums written and earned by major line of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended
	June 30,
	2007			2006
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount		% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$104,705		23.2	$74,712	18.2
Professional liability	81,603		18.1	63,555	15.5
Construction, surety and national accounts	68,482		15.1	66,717	16.3
Programs	59,154		13.1	56,512	13.8
Casualty	57,240		12.7	66,643	16.3
Executive assurance	47,904		10.6	53,841	13.2
Healthcare	12,383		2.7	14,199	3.5
Other	20,357	(1)	4.5	13,123	3.2
Total	$451,828		100.0	$409,302	100.0

Net premiums earned
Property, marine and aviation	$92,387		21.4	$54,783	14.2
Professional liability	82,142		19.0	65,639	17.0
Construction, surety and national accounts	67,562		15.6	67,967	17.6
Programs	57,036		13.2	57,478	14.9
Casualty	52,570		12.1	61,121	15.9
Executive assurance	47,408		11.0	49,707	12.9
Healthcare	17,107		3.9	17,869	4.6
Other	16,348	(1)	3.8	11,313	2.9
Total	$432,560		100.0	$385,877	100.0

Net premiums written by client location
United States	$361,733		80.1	$343,923	84.0
Europe	60,968		13.5	39,886	9.8
Other	29,127		6.4	25,493	6.2
Total	$451,828		100.0	$409,302	100.0

(1)          Includes excess workers’ compensation and employers’ liability business.

	(Unaudited)
	Six Months Ended
	June 30,
	2007			2006
INSURANCE SEGMENT (U.S. dollars in thousands)	Amount		% of Total	Amount	% of Total

Net premiums written
Property, marine and aviation	$189,568		21.5	$143,358	17.8
Professional liability	152,006		17.3	126,009	15.6
Construction, surety and national accounts	147,711		16.8	147,346	18.3
Programs	117,478		13.3	117,046	14.5
Casualty	100,330		11.4	117,393	14.6
Executive assurance	91,995		10.4	99,432	12.3
Healthcare	33,914		3.9	32,314	4.0
Other	47,170	(1)	5.4	23,658	2.9
Total	$880,172		100.0	$806,556	100.0

Net premiums earned
Property, marine and aviation	$174,191		20.6	$117,751	15.4
Professional liability	159,272		18.8	119,684	15.6
Construction, surety and national accounts	134,666		15.9	134,670	17.6
Programs	113,245		13.4	114,867	15.0
Casualty	104,112		12.3	123,929	16.2
Executive assurance	92,786		10.9	99,783	13.0
Healthcare	36,951		4.4	34,546	4.5
Other	31,184	(1)	3.7	20,901	2.7
Total	$846,407		100.0	$766,131	100.0

Net premiums written by client location
United States	$681,738		77.5	$668,388	82.9
Europe	135,903		15.4	87,466	10.8
Other	62,531		7.1	50,702	6.3
Total	$880,172		100.0	$806,556	100.0

(1)          Includes excess workers’ compensation and employers’ liability business.

The following table sets forth the reinsurance segment’s net premiums written and earned by major line of business and type of business, together with net premiums written by client location:

	(Unaudited)
	Three Months Ended
	June 30,
	2007		2006
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$110,106	36.0	$176,116	45.7
Property catastrophe	77,514	25.3	33,786	8.8
Property excluding property catastrophe	69,353	22.7	88,785	23.0
Other specialty	27,971	9.1	64,493	16.7
Marine and aviation	19,812	6.5	20,626	5.4
Other	1,311	0.4	1,450	0.4
Total	$306,067	100.0	$385,256	100.0

Net premiums earned
Casualty (1)	$131,112	41.1	$183,474	44.6
Property catastrophe	38,151	12.0	49,481	12.0
Property excluding property catastrophe	64,737	20.3	81,668	19.8
Other specialty	52,582	16.5	70,970	17.2
Marine and aviation	30,021	9.4	23,701	5.8
Other	2,249	0.7	2,279	0.6
Total	$318,852	100.0	$411,573	100.0

Net premiums written
Pro rata	$184,972	60.4	$288,439	74.9
Excess of loss	121,095	39.6	96,817	25.1
Total	$306,067	100.0	$385,256	100.0

Net premiums earned
Pro rata	$228,815	71.8	$321,438	78.1
Excess of loss	90,037	28.2	90,135	21.9
Total	$318,852	100.0	$411,573	100.0

Net premiums written by client location
United States	$206,456	67.5	$228,677	59.4
Europe	37,710	12.3	111,663	29.0
Bermuda	47,851	15.6	23,843	6.2
Other	14,050	4.6	21,073	5.4
Total	$306,067	100.0	$385,256	100.0

(1)          Includes professional liability and executive assurance business.

	(Unaudited)
	Six Months Ended
	June 30,
	2007		2006
REINSURANCE SEGMENT (U.S. dollars in thousands)	Amount	% of Total	Amount	% of Total

Net premiums written
Casualty (1)	$254,582	34.0	$339,104	39.3
Property excluding property catastrophe	164,297	21.9	195,567	22.7
Property catastrophe	158,173	21.1	104,122	12.1
Other specialty	101,967	13.6	157,757	18.3
Marine and aviation	63,527	8.5	61,978	7.2
Other	6,922	0.9	3,193	0.4
Total	$749,468	100.0	$861,721	100.0

Net premiums earned
Casualty (1)	$271,556	41.7	$354,671	44.7
Property excluding property catastrophe	137,776	21.2	161,288	20.3
Property catastrophe	72,842	11.2	98,587	12.4
Other specialty	104,624	16.1	128,889	16.3
Marine and aviation	56,643	8.7	47,351	6.0
Other	7,057	1.1	2,134	0.3
Total	$650,498	100.0	$792,920	100.0

Net premiums written
Pro rata	$448,787	59.9	$560,973	65.1
Excess of loss	300,681	40.1	300,748	34.9
Total	$749,468	100.0	$861,721	100.0

Net premiums earned
Pro rata	$471,254	72.4	$616,726	77.8
Excess of loss	179,244	27.6	176,194	22.2
Total	$650,498	100.0	$792,920	100.0

Net premiums written by client location
United States	$460,447	61.4	$505,992	58.7
Europe	162,048	21.6	238,926	27.7
Bermuda	98,692	13.2	67,682	7.9
Other	28,281	3.8	49,121	5.7
Total	$749,468	100.0	$861,721	100.0

(1)          Includes professional liability and executive assurance business.

Discussion of 2007 Second Quarter Performance

Insurance Segment

	(Unaudited)
	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2007	2006
Gross premiums written	$684,725	$647,817
Net premiums written	451,828	409,302
Net premiums earned	432,560	385,877
Underwriting income	43,377	30,994

Loss ratio	63.0%	65.1%
Acquisition expense ratio	10.8%	10.5%
Other operating expense ratio	16.2%	16.5%
Combined ratio	90.0%	92.1%

Gross premiums written by the insurance segment in the 2007 second quarter were 5.7% higher than in the 2006 second quarter, while net premiums written increased 10.4%. The larger growth rate in net premiums written primarily resulted from an increase in the percentage retained on certain short-tail business in 2007 along with changes in the insurance segment’s mix of business. A significant portion of the growth in net premiums written was generated by the insurance segment’s European operations primarily as a result of increases in property and professional liability lines. The balance of the growth was generated by the insurance segment’s U.S. operations primarily through increases in property lines, partially offset by reductions in casualty business. Net premiums earned by the insurance segment in the 2007 second quarter were 12.1% higher than in the 2006 second quarter, and reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The insurance segment’s loss ratio was 63.0% in the 2007 second quarter, compared to 65.1% for the 2006 second quarter. The 2007 second quarter loss ratio included 0.8 points related to estimated net adverse development in prior year loss reserves, compared to a 3.8 point reduction in the loss ratio related to estimated net favorable development in the 2006 second quarter. The insurance segment’s results for the 2007 second quarter also reflect better experience on property business than in the 2006 second quarter.

The insurance segment’s underwriting expense ratio was 27.0% in both the 2007 and 2006 second quarters. The acquisition expense ratio was 10.8% for the 2007 second quarter, compared to 10.5% for the 2006 second quarter. The acquisition expense ratio is influenced by, among other things, (1) the amount of ceding commissions received from unaffiliated reinsurers and (2) the amount of business written on a surplus lines (non-admitted) basis. The insurance segment’s other operating expense ratio was 16.2% for the 2007 second quarter, compared to 16.5% for the 2006 second quarter.

Reinsurance Segment

	(Unaudited)
	Three Months Ended
	June 30,
(U.S. dollars in thousands)	2007	2006
Gross premiums written	$427,348	$499,241
Net premiums written	306,067	385,256
Net premiums earned	318,852	411,573
Underwriting income	76,918	81,220

Loss ratio	48.0%	51.3%
Acquisition expense ratio	21.9%	26.1%
Other operating expense ratio	6.3%	3.4%
Combined ratio	76.2%	80.8%

Gross premiums written by the reinsurance segment in the 2007 second quarter were 14.4% lower than in the 2006 second quarter. Growth in property and marine lines was offset by a reduction in casualty and other specialty business. The growth in property and marine lines was in response to current market opportunities as the pricing environment for catastrophe-exposed property and marine lines remained attractive. The decrease in casualty business was in response to increasing competition.

Ceded premiums written by the reinsurance segment were 28.4% of gross premiums written for the 2007 second quarter, compared to 22.8% for the 2006 second quarter. Arch Re Bermuda ceded $115.9 million, or 27.1% of gross premiums written, of certain lines of property and marine premiums written to Flatiron Re Ltd. in the 2007 second quarter, compared to $77.7 million, or 15.6%, in the 2006 second quarter. On an earned basis, Arch Re Bermuda ceded $72.5 million to Flatiron Re Ltd. in the 2007 second quarter, compared to $25.3 million in the 2006 second quarter.

Primarily as a result of the additional business ceded to Flatiron Re Ltd. discussed above, the decrease in net premiums written of 20.6% from the 2006 second quarter to the 2007 second quarter was greater than the 14.4% decrease in gross premiums written. In addition, net premiums earned by the reinsurance segment in the 2007 second quarter were 22.5% lower than in the 2006 second quarter. The decrease in net premiums earned in the 2007 second quarter primarily resulted from changes in net premiums written over the previous five quarters, including the mix and type of business written.

The reinsurance segment’s loss ratio was 48.0% in the 2007 second quarter, compared to 51.3% for the 2006 second quarter.  The loss ratio for the 2007 second quarter reflected a 12.1 point reduction related to estimated net favorable development in prior year loss reserves, compared to a 0.6 point reduction in the 2006 second quarter. In addition, a substantial portion of the change in the 2007 second quarter loss ratio was due to changes in the reinsurance segment’s mix and type of business. The 2007 second quarter loss ratio also reflected approximately 3.8 points of catastrophic activity, consisting of $7.5 million of losses incurred related to the June flooding in Australia and $4.6 million related to U.S. storm and other activity, while the 2006 second quarter loss ratio reflected approximately 2.8 points of catastrophic activity.

The underwriting expense ratio for the reinsurance segment was 28.2% in the 2007 second quarter, compared to 29.5% in the 2006 second quarter. The acquisition expense ratio for the 2007 second quarter was 21.9%, compared to 26.1% for the 2006 second quarter. The acquisition expense ratio included commission income (in excess of the reimbursement of direct acquisition expenses) on the quota-share reinsurance treaty with Flatiron Re Ltd. which reduced the 2007 second quarter acquisition expense ratio by 3.1 points, compared to 0.9 points in the 2006 second quarter. In addition, the acquisition expense ratio for the 2007 second quarter included 0.8 points related to prior year loss development, compared to a decrease of 0.2 points in the 2006 second quarter. The reinsurance segment’s other operating expense ratio was 6.3% for the 2007 second quarter, compared to 3.4% for the 2006 second quarter. The higher ratio primarily resulted from expenses related to the reinsurance segment’s new property facultative reinsurance operation, which commenced operations during the 2007 second quarter and produced a negligible amount of premiums written.